STOCK PURCHASE AGREEMENT

BY AND AMONG

WRAPMAIL, INC.,

And

PROSPERITY SYSTEMS, INC.

January 5, 2015

AGREEMENT AND STOCK PURCHASE AGREEMENT

This Agreement and Stock Purchase Agreement (this "**Agreement**") is effective as of January 5th 2015, by and among WRAPMAIL, INC., a corporation formed under the laws of the State of Florida United States of America ("**Buyer**") and PROSPERITY SYSTEMS, INC., a New York corporation ("**Seller**"). Certain capitalized terms used in this Agreement are defined in the text or on **Exhibit A** attached hereto.

RECITALS

A. The Boards of Directors of Seller and Buyer believe it is in the best interests of their respective companies and the stockholders of their respective companies that Seller and Buyer combine into a single company through purchase or like-kind exchange of all outstanding shares of Seller by Buyer (the "**Stock Sale**") and, in furtherance thereof, have approved the Stock

B. Pursuant to the Stock Sale, among other things, all of Seller's issued and outstanding shares of Common Stock ("**Seller Common Stock**") will be exchanged for shares of Buyer's Common Stock ("**Buyer Common Stock**"), as set forth herein. Seller has not issued any other class of stock so the common stock represents all issued and outstanding stock for the Seller.

1. All shareholders of Seller stock shall receive one share of Buyers stock for each share held as of December 31, 2014 as per the attached Exhibit "B", except that

2. The outstanding debt of Seller to Marco Alfonsi is the approximate amount of $22,000 shall be exchanged for (80 million of WRAP less shares held in Prosperity by Marco Alfonsi 9,833,250) shares of Buyer stock to include consideration for Mr. Alfonsi becoming Co-Chief Executive Officer with the current Buyer's Chief Executive Officer. McKenzie Webster Limited (owned by Rolv Heggenhougen) will, as part of this agreement, retire 70,166,750 million shares of stock. Additionally, Mr. Heggenhougen and McKenzie Webster Limited, an entity controlled by Mr. Heggenhougen, will cancel all of their options under the Buyers Stock Option Plan (See Exhibit "C").

C. Seller and Buyer desire to make certain representations and warranties and other agreements in connection with the Stock Sale.

D. The parties intend to cause the Stock Sale to be accounted for as a purchase that is intended not to cause adverse tax implications.

The parties agree as follows:

ARTICLE 1
THE TRANSACTION

1.1. The Transaction.

(a) Constituents of the Stock Sale. The constituent entities of the Stock Sale are Buyer and Seller. The name, address, place of organization, governing law and kind of entity of are as follows:

Seller Name:	Prosperity Systems, Inc.
Address:	44 East End Ave Hicksville, NY 11801, USA
Place of Organization:	New York
Governing Law:	New York
Kind of Entity:	Corporation

The name, address, place of organization, governing law and kind of entity of Buyer are as follows:

Name:	WRAPmail, Inc.,
Address:	445 NE 12th Avenue, Fort Lauderdale, FL 33301
Place of Organization:	Florida
Governing Law:	Florida
Kind of Entity:	Corporation

(b) The Stock Sale. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the New York and Florida Revised Statutes Buyer will purchase all of the issued and outstanding stock of Seller, representing 100% of seller's stock, and Seller will become a wholly owned subsidiary of Buyer.

(c) Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the **"Closing"**) will take place as soon as practicable after the satisfaction or waiver of each of the conditions but no later than January 15, 2015 (the **"Closing Date"**). The Closing will take place at such place as the parties mutually agree. In connection with the Closing, the parties will cause the appropriate filing with the respective Secretary of States as well as the Securities and Exchange Commission and other such entities as appropriate.

(d) Effect of the Stock Sale. At the Effective Time, all debts, liabilities and duties of Seller will become the debts, liabilities and duties of the Buyer.

(e) Articles of Incorporation and Bylaws of the Buyer. The Articles of Incorporation and bylaws of Seller, in effect at the Effective Time will remain the Articles of Incorporation and bylaws until amended in accordance with applicable Law.

(f) Board of Directors of Buyer and Buyer. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law the Buyer will elect the officers as Rolv E. Heggenhougen, Marco Alfonsi, and Carl Dilley to serve until replaced according to the By Laws of the Buyer except:

(i) Directors. Mr. Heggenhougen and Mr. Alfonsi cannot be replaced as Directors except by unanimous consent of the shareholders.

(ii) Management. Mr. Heggenhougen and Mr. Alfonsi will serve as equal Co-Chief Executive Officers of the Buyer with Mr. Alfonsi primarily

responsible for day-to-day operations.

(a.) Voting Rights. The Board of Directors shall have unanimous consent for issuance of more than ten percent of the outstanding shares of the company in a single transaction and/or in a 12 month period, and Sale of majority interest in the Company.

(g) Conversion of Seller Common Stock. All of the Seller Common Stock shall be converted into an identical number of shares of Buyer Common Stock per the attached Exhibit "B".

(h) Effect on Capital Stock. By virtue of the Stock Sale and without any action on the part of Seller or the holders of any of the following securities at the Effective Time:

(i) Certificate Legends. The shares of Buyer Common Stock to be issued pursuant to this **ARTICLE I** will not be registered and will be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this **ARTICLE I** will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (i) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (ii) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN A STOCKHOLDER CERTIFICATE BY AND BETWEEN THE HOLDER OF THESE SECURITIES AND THE ISSUER. A COPY OF SUCH STOCKHOLDER CERTIFICATE SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

1.2. Surrender of Certificates.

(a) Exchange Agent. Buyer's transfer agent and registrar will act as the exchange agent (the **"Exchange Agent"**) in the Stock Sale.

(b) Buyer to Provide Buyer Common Stock. Promptly after the Effective Time, Buyer will make available to the Exchange Agent for exchange in accordance with this **ARTICLE I** through such reasonable procedures as Buyer may adopt (i) the shares of Buyer Common Stock issuable in exchange for shares of Seller Common Stock outstanding immediately before the Effective Time.

(c) Exchange Procedures. Promptly after the Effective Time, the Buyer will cause to be mailed or otherwise delivered to each holder of record of a certificate or certificates (the **"Certificates"**) that immediately before the Effective Time represented outstanding shares of Seller Common Stock, whose shares were converted into the right to receive shares of Buyer Common Stock.

(d) Transfer of Ownership. If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, then it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Buyer or any agent designated by Buyer all transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of Buyer or any agent designated by Buyer that such tax has been paid or is not payable.

1.3. No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Seller Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and there will be no further registration of transfers on the records of the Buyer of shares of Seller Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Buyer for any reason, they will be canceled and exchanged as provided in this **ARTICLE I**.

1.4. Lost, Stolen or Destroyed Certificates. In the event Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Buyer Common Stock as may be required.

1.5. Tax Consequences. The parties intend that the Stock Sale will constitute a reorganization within the meaning of Section 368(a) of the Code.

1.6. Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, then the officers and directors of Buyer and Seller are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this **ARTICLE II** are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), subject to such qualifications as are set forth in the disclosure schedule delivered by Seller to Buyer

concurrently with the execution of this Agreement (the **"Seller Disclosure Schedule"**). The Seller Disclosure Schedule shall be arranged according to specific Sections in this **ARTICLE II** and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding Section in this **ARTICLE II**.

2.1. Organization and Related Matters.

(a) Seller is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of New York. Seller has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by Seller or the nature of the business conducted by Seller requires licensing or qualification and where the failure to be so licensed or qualified would have a Seller Material Adverse Effect. **Section 2.1** of the Seller Disclosure Schedule correctly lists the current directors and executive officers of Seller. Seller is not a registered or reporting company under the Exchange Act.

(b) Seller has no subsidiaries

(c) Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of Seller.

2.2. Capitalization.

(a) The authorized capital stock of Seller is as set forth under Schedule 2.2 hereof. Currently and at the Closing Date and immediately before the Effective Time, there will be outstanding only those shares of Seller Capital Stock set forth under Schedule 2.2. All outstanding capital stock of Seller has been duly authorized and validly issued and is fully paid and non-assessable.

(b) As of the date hereof and as of the Closing, Seller has and shall have reserved no capital stock for issuance pursuant to outstanding options, warrants and rights, and Seller has no stock incentive plan.

(c) Except as set forth in this Section and in **Section 2.2** of the Seller Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Seller, (ii) securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or (iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Seller or other obligations of Seller to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Seller. There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above in this paragraph.

2.3. Financial Statements.

(a) Seller has delivered to Buyer (a) an unaudited balance sheet of Seller as of a date no earlier than December 31, 2014 (the **"Seller Balance Sheet,"** and, such date, the **"Seller Balance Sheet Date"**), (b) unaudited balance sheets of Seller for the two most recent fiscal years and the related unaudited statements of operations, changes in stockholder's equity and cash flow

of Seller.

(b) Except as set forth in **Section 2.3** of the Seller Disclosure Schedule, since the Seller Interim Balance Sheet Date, whether or not in the Ordinary Course of Business, there has not been, occurred or arisen:

(i) any event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, have a material adverse effect on the Business;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Seller Capital Stock, or any repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller;

(iii) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money;

(iv) any creation or other incurrence by Seller of any Encumbrance on any material asset;

(v) any making of any material loan, advance or capital contribution to or investment in any Person;

(vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;

(vii) any transaction or commitment made, or any Contract entered into by Seller, involving the acquisition or disposition of any material asset of Seller;

(viii) (i) any grant of any severance or termination pay to any current or former independent contractor, employee, officer or director of Seller, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment Contract to which Seller is party, (iii) the entering into of any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) by Seller with any current or former independent contractor, director, officer or employee of Seller, (iv) the establishment, adoption or material amendment (except as required by applicable Law or Legal Requirement) by Seller of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Seller or (v) any increase in compensation, bonus or other benefits payable to any current or former director, officer or employee of Seller;

(ix) amendment to the Organizational Documents of Seller;

(x) payment or increase by Seller of any bonus, salary or other compensation to any independent contractor, stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any

employment, severance or similar Contract with any director, officer or employee; or

(xi) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of Seller or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease or other disposition of any Intellectual Property.

2.4. Absence of Certain Changes or Events. Since the Seller Balance Sheet Date, except as contemplated by or as disclosed in this Agreement, Seller has conducted its business only in the Ordinary Course of Business, and, since the Seller Interim Balance Sheet Date, there has not been any Seller Material Adverse Effect.

2.5. Taxes. Except as set forth in **Section 2.5** of the Seller Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to Seller have been timely filed, and all such Tax Returns are complete and correct in all material respects. Seller has paid all Taxes that are due from or with respect to Seller for the periods covered by such Tax Returns and has made all required estimated Tax payments sufficient to avoid penalties for underpayment. The accrual for Taxes in the Interim Balance Sheet is adequate to cover all unpaid Taxes (whether or not disputed and whether or not due) of Seller with respect to all taxable periods ending on or before December 31, 2013. Seller has not incurred any Tax after December 31, 2013, except for Taxes incurred in the Ordinary Course of Business.

(b) (i) the Tax Returns referred to in clause (a) above have not been examined by the IRS or other appropriate Governmental Entity, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending or, to the Knowledge of Seller, proposed or threatened with respect to Taxes of Seller, and, to the Knowledge of Seller, no basis exists therefore; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Seller.

(c) **Section 2.6(c)** of the Seller Disclosure Schedule sets forth the amount of net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of Seller as of the date of the Interim Balance Sheet.

(d) All Taxes that Seller has been required by Law or Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and added on the books of Seller. Seller has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no liens for Taxes on the assets of Seller, except for liens relating to current Taxes not yet due and payable.

(f) All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct and complete. There is no tax sharing agreement that will require any payment by

Seller after the date of this Agreement. Seller is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

2.6. Contracts; No Defaults.

(a) **Section 2.6** of the Seller Disclosure Schedule lists each Contract to which Seller is a party or to which Seller or any of Seller's properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement.

2.7. Assets; Absence of Liens and Encumbrances. Except as set forth in **Section 2.7** of the Seller Disclosure Schedule, Seller owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including real property and personal property (other than Intellectual Property, which is covered by **Section 2.9**), used or intended to be used in the conduct of the Seller Business or otherwise owned or leased by Seller and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Seller Material Contracts used or intended to be used by Seller in or relating to the conduct of the Seller Business (all such properties, assets and contract rights being the **"Seller Assets"**). Seller has good and marketable title to, or, in the case of leased or subleased Seller Assets, valid and subsisting leasehold interests in, all the Seller Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (**"Liens"**) except for (x) Liens for current Taxes not yet due and payable and (y) Liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Seller Assets subject thereto or affected thereby.

2.8. No Undisclosed Liabilities. Except as set forth in **Section 2.8** of the Seller Disclosure Schedule, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Seller Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Seller Interim Balance Sheet Date.

2.9. Intellectual Property. **Section 2.9** of the Seller Disclosure Schedule contains a complete and correct list of (a) all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with or necessary for the conduct of, or otherwise material to, the Seller Business, (b) all Contracts pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property otherwise is permitted by, any other Person and (c) all Contracts pursuant to which Seller has had Intellectual Property licensed to Seller or otherwise has been permitted to use Intellectual Property.

2.10. Corporate Authorization. Subject to required approval by the Stockholders of Seller, Seller has all requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party..

2.11. Authorization. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity except for (a) the filing of the Articles of Stock Sale as provided in **Section 1.1** and

(b) other filings and Approvals described in **Section 2.11** of the Seller Disclosure Schedule (if any).

2.12. Non-Contravention.

(a) The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated thereby do not and will not (i) violate the charter documents of Seller, (ii) assuming compliance with the matters referred to in **Section 2.11** of the Seller Disclosure Schedule, violate any applicable Law or Legal Requirement, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any Seller Material Contract or any Permit or Approval affecting, or relating in any way to, the Seller Business or (iv) result in the creation or imposition of any Encumbrance on any asset of Seller or of the Seller Subsidiary except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Seller Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

2.13. Legal Proceedings. No Order has been issued and no Action is pending, or, to the Knowledge of Seller, threatened against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Seller Material Adverse Effect or materially impair the ability of Seller to perform Seller's obligations under the Transaction Documents or any aspect of the transactions contemplated thereby. There is no matter as to which Seller has received any notice, claim or assertion, or, to the Knowledge of Seller, that otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any other Person, nor to the Knowledge of Seller is there any reasonable basis therefore, in connection with which any such Person has or may reasonably be expected to have any right to indemnification by Seller.

2.14. Compliance With Law and Legal Requirements; Governmental Authorizations.

(a) Except as set forth in **Section 2.14(a)** of the Seller Disclosure Schedule:

(i) Seller is, and at all times since the date of its respective initial incorporation, formation or organization has been, in full compliance with each Law and Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law or Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since the date of its respective initial incorporation, formation or organization, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged,

possible or potential violation of, or failure to comply with, any Law or Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) **Section 2.14(b)** of the Seller Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in **Section 2.14(b)** of the Seller Disclosure Schedule is valid and in full force and effect.

2.15. Minute Books. The minute books of Seller accurately reflect all material actions and proceedings taken to date by the Stockholders of Seller, the Board of Directors of Seller and committees thereof, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments. The stock record book of Seller reflects accurately all transactions in Seller's capital stock of all classes.

2.16. Due Diligence Materials. All documents, agreements and other materials provided by Seller to Buyer or any representative of Buyer in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

2.17. Tax Matters. Neither Seller nor any of Seller's Affiliates has taken or agreed to take any action that would prevent the Stock Sale from constituting a reorganization qualifying under Section 368(a) of the Code. Seller is not aware of any agreement, plan or other circumstance that would prevent the Stock Sale from qualifying as a reorganization under Section 368(a) of the Code.

2.18. Disclosure.

(a) No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to **Section** Error! Reference source not found. will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

2.19. Brokers Or Finders. No Brokers have been involved on behalf of Seller in this Agreement and the contemplated transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Stockholders of Seller that the statements contained in this **ARTICLE III** are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is

made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), subject to such qualifications as are set forth in the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the **"Buyer Disclosure Schedule"**). The Buyer Disclosure Schedule shall be arranged according to specific Sections in this **ARTICLE III** and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding Section in this **ARTICLE III**.

3.1. Organization and Related Matters.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Florida Law. Buyer has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by Buyer or the nature of the business conducted by Buyer requires licensing or qualification and where the failure to be so licensed or qualified would have a Buyer Material Adverse Effect. **Section 3.1(a)** of the Buyer Disclosure Schedule correctly lists the current directors and executive officers of Buyer. Buyer is a registered or reporting company under the Exchange Act.

(b) Buyer has delivered to Seller, or publicly disclosed in its filings with the SEC, true, correct and complete copies of the Organizational Documents of Buyer, as currently in effect.

3.2. Capitalization.

(a) The authorized capital stock of Buyer consists of 400,000,000 shares of Common Stock, par value $0.001 (the "Common Stock") and NO shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). On the date of this Agreement, there are outstanding approximately 178,107,172.6000 shares of Buyer Common Stock, which number the Buyer anticipates will continue to increase as Buyer settles outstanding obligations prior to the Closing. On the date of this Agreement, no shares of preferred stock are outstanding. All outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b) There is no stock incentive plan.

(c) Except as set forth in this Section and in **Section 3.2** of the Buyer Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Buyer or other obligations of Buyer to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer other than disclosed on the enclosed Exhibit "C". There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above in this paragraph.

3.3. Financial Statements.

(a) Buyer has delivered, or will deliver by January 15, 2015, to Seller (a) an unaudited consolidated balance sheet of

Buyer as of December 31, 2014 (the **"Buyer Balance Sheet,"**. The financial statements referred to in this **Section 3.3** reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any other Person are required by GAAP to be included in the financial statements of Buyer. All of the foregoing financial statements are referred to collectively in this Agreement as the **"Buyer Financial Statements."**

(b) Except as set forth in **Section 3.3** of the Buyer Disclosure Schedule, since the Buyer Balance Sheet Date, whether or not in the Ordinary Course of Business, there has not been, occurred or arisen:

(i) any event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, have a material adverse effect on the Business;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Buyer Capital Stock, or any repurchase, redemption or other acquisition by Buyer of any outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer;

(iii) any incurrence, assumption or guarantee by Buyer of any indebtedness for borrowed money;

(iv) any creation or other incurrence by Buyer of any Encumbrance on any material asset;

(v) any making of any material loan, advance or capital contribution to or investment in any Person;

(vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;

(vii) any transaction or commitment made, or any Contract entered into by Buyer, involving the acquisition or disposition of any material asset of Buyer;

(viii) amendment to the Organizational Documents of Buyer;

(ix) payment or increase by Buyer of any bonus, salary or other compensation to any independent contractor, stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(x) entry into, termination of or receipt of notice of termination by Buyer of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to Buyer of at least $1,000; or

(xi) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of Buyer or mortgage, pledge or imposition of any lien or other encumbrance on any material

asset or property of Buyer, including the sale, lease or other disposition of any Intellectual Property.

3.4. Absence of Certain Changes or Events. Since the Buyer Interim Balance Sheet Date, except as contemplated by or as disclosed in this Agreement, Buyer has conducted its business only in the Ordinary Course of Business, and, since the Buyer Interim Balance Sheet Date, there has not been any Buyer Material Adverse Effect.

3.5. Taxes. Except as set forth in **Section 3.5** of the Buyer Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are complete and correct in all material respects. Buyer has paid all Taxes that are due from or with respect to Buyer for the periods covered by such Tax Returns and has made all required estimated Tax payments sufficient to avoid penalties for underpayment. The accrual for Taxes in the Interim Balance Sheet is adequate to cover all unpaid Taxes (whether or not disputed and whether or not due) of Buyer with respect to all taxable periods ending on or before December 31, 2013. Buyer has not incurred any Tax after December 31, 2013, except for Taxes incurred in the Ordinary Course of Business.

(b) (i) the Tax Returns referred to in clause (a) above have not been examined by the IRS or other appropriate Governmental Entity, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending or, to the Knowledge of Buyer, proposed or threatened with respect to Taxes of Buyer, and, to the Knowledge of Buyer, no basis exists therefore; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Buyer.

(c) **Section 3.5(c)** of the Buyer Disclosure Schedule sets forth the amount of net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of Buyer as of the date of the Interim Balance Sheet.

(d) All Taxes that Buyer has been required by Law or Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and added on the books of Buyer. Buyer has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no liens for Taxes on the assets of Buyer, except for liens relating to current Taxes not yet due and payable.

(f) All Tax Returns filed by (or that include on a consolidated basis) Buyer are true, correct and complete. There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement. Buyer is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

3.6. Contracts.

(a) **Section 3.6(a)** of the Buyer Disclosure Schedule lists (under the appropriate subsection) all of the Buyer Material Contracts (if any) which have not been publicly filed with the SEC.

(b) Except as set forth in **Section 3.6(b)** of the Buyer Disclosure Schedule, each Buyer Material Contract identified or required to be identified in **Section 3.6(a)** of the Buyer Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

3.7. Title To Property; Encumbrances **Section 3.7** of the Buyer Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned by Buyer or any Buyer Subsidiary. Buyer has delivered or made available to Seller copies of the deeds and other instruments (as recorded) by which Buyer acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Buyer and relating to such property or interests. Buyer does not own any real property.

3.8 No Undisclosed Liabilities. Except as set forth in **Section 3.8** of the Buyer Disclosure Schedule, Buyer has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Buyer Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Buyer Interim Balance Sheet Date. Prior to the Closing Date, Buyer will pay or otherwise satisfy and discharge any and all liabilities unless otherwise agreed by Seller in writing.

3.9 Corporate Authorization. Subject to required approval by the Stockholders of Buyer, Buyer has all necessary corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer, subject only to the approval of the Stock Sale by the Stockholders of Buyer as contemplated by **Section 5.12(a)**. This Agreement constitutes, and the other Transaction Documents to which Buyer is a party, when executed by Buyer, will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The affirmative vote of the holders of a majority of the shares of Buyer Common Stock is the only vote of the holders of any Smart Data capital stock necessary under the Nevada Law to approve this Agreement and the transactions contemplated hereby. Buyer's Board of Directors has (a) unanimously approved and adopted this Agreement and the Stock Sale, (b) determined that in its opinion the Stock Sale is in the best interests of the Stockholders of Buyer and is on terms that are fair to the Stockholders of Buyer and (c) recommended that the Stockholders of Buyer approve this Agreement and the Stock Sale.

3.10 Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity except for (a) the filing of the Articles of Stock Sale as provided in **Section 1.1**, (b) filings required under the Securities Act (as applicable), under the Exchange Act and under applicable

state Blue Sky Laws and (c) other filings and Approvals described in **Section 3.13** of the Buyer Disclosure Schedule (if any).

3.11 Non-Contravention.

(a) The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated thereby do not and will not (i) violate the Articles of Incorporation or Bylaws of Buyer, (ii) assuming compliance with the matters referred to the Buyer Disclosure Schedule, violate any applicable Law, (iii) except for the approval of the Stockholders of Buyer, require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any Contract binding on Buyer or any Permit or Approval affecting, or relating in any way to, the assets or business of Buyer or (iv) result in the creation or imposition of any Encumbrance on any material asset of Buyer except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Buyer Material Adverse Effect or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

3.15. Legal Proceedings. No Order has been issued and no Action is pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of Buyer's properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Buyer Material Adverse Effect or materially impair the ability of Buyer to perform Buyer's obligations under the Transaction Documents or any aspect of the transactions contemplated thereby. **Section 3.15** of the Buyer Disclosure Schedule lists each Order or Action that involves a claim or threatened claim of aggregate liability in excess of $25,000 against, or that enjoins or compels or seeks to enjoin or to compel any activity by, Buyer. There is no matter as to which Buyer has received any notice, claim or assertion, or, to the Knowledge of Buyer, that otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Buyer, Buyer or any other Person, nor to the Knowledge of Buyer is there any reasonable basis therefore, in connection with which any such Person has or may reasonably be expected to have any right to indemnification by Buyer.

3.16. Compliance With Law; Governmental Authorizations.

(a) Except as set forth in **Section 3.16(a)** of the Buyer Disclosure Schedule:

(i) Buyer is, and at all times since the date of its initial incorporation has been, in full compliance with each Law and Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Buyer of, or a failure on the part of Buyer to comply with, any Law or Legal Requirement or (B) may give rise to any obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Buyer has not received, at any time since the date of its initial incorporation, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) **Section 3.16(b)** of the Buyer Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or to any of the assets owned or used by, Buyer. Each Governmental Authorization listed or required to be listed in **Section 3.16(b)** of the Buyer Disclosure Schedule is valid and in full force and effect.

3.17. Employees. Buyer has no employee disputes existing, or to Buyer's Knowledge, threatened, involving strikes, work stoppages, slowdowns or lockouts.

3.18. Employee Benefits.

(a) Buyer has no ERISA Affiliates. Buyer has no employee benefit plan, whether written or unwritten, to which Buyer is or during the last three years has been a party or by which any of them is or during the last three years has been bound, legally or otherwise, including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance or (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

3.19. Environmental Law Compliance. There are no pending or, to Buyer's Knowledge, threatened claims, suits or proceedings arising out of or related to any noncompliance with any Environmental Laws in connection with the Business. Buyer has complied and is in compliance with all Laws applicable to the Business relating to environmental protection, including standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of, Hazardous Substances (collectively, "**Environmental Laws**"), except where non-compliance with any such Laws would not have a material adverse effect on the Business.

3.20. Related Party Transactions. Except as set forth in **Section 3.20** of the Buyer Disclosure Schedule or as otherwise disclosed in the Notes to the Buyer Financial Statements, no director or officer of Buyer and no Person related to any of them by consanguinity or marriage has any direct or indirect interest in (i) any equipment or other property, real or personal, tangible or intangible, including any item of intellectual property, used in connection with or pertaining to the Business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Buyer; provided, however, that (A) no such director or officer or other Person will be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or

officer or other Person will be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 5% of the outstanding voting stock or debt securities of any privately held company.

3.21. Due Diligence Materials. All documents, agreements and other materials provided by Buyer to Seller or any representative of Seller in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

3.22. Tax Matters. Neither Buyer nor any of Buyer's Affiliates has taken or agreed to take any action that would prevent the Stock Sale from constituting a reorganization qualifying under Section 368(a) of the Code. Buyer is not aware of any agreement, plan or other circumstance that would prevent the Stock Sale from qualifying as a reorganization under Section 368(a) of the Code.

3.23. Disclosure.

(a) No representation or warranty of Buyer in this Agreement and no statement in the Buyer Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to **Section 3.23(b)** will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.24. No Brokers Or Finders. No agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates or any agent of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

3.25. SEC Documents. Except as set forth in **Section 3.25** of the Buyer Disclosure Schedule or disclosed herein, Buyer has filed, or will file prior to the Closing Date, all Buyer SEC Documents required to be filed by Buyer before the date of this Agreement.

ARTICLE IV
CONDUCT BEFORE CLOSING

4.1. Conduct of Seller. Except as provided in the Transaction Documents, from the date of this Agreement until the Effective Time, except with the prior written consent of Buyer, Seller will conduct its business in the Ordinary Course of Business consistent with past practice, and will use its commercially reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its current officers and employees.

4.2. Conduct of Buyer. Except as provided in the Transaction Documents, from the date of this Agreement until the Effective Time, except with the prior written consent of Seller, Buyer will conduct its business in the Ordinary Course of Business consistent with past practice and will use its commercially reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its current officer and director.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Access.

(a) Seller will make available for inspection by Buyer and its representatives, during normal business hours and in a manner so as not to interfere with normal business operations, all of Seller's records, premises, Contracts and all other documents in Seller's possession or control that are reasonably requested by Buyer and its representatives to inspect and examine the business and affairs of Seller and any of the Seller Subsidiaries. Seller will cause its managerial employees, legal counsel and regular independent accountants to be available upon reasonable advance notice to answer questions of Buyer and Buyer's representatives about the business and affairs of Seller and the Seller Subsidiary. No examination by Buyer and its representatives will constitute a waiver or relinquishment by Buyer of its rights to rely on Seller's covenants, representations and warranties made herein or pursuant hereto.

(b) Buyer will make available for inspection by Seller and its representatives, during normal business hours and in a manner so as not to interfere with normal business operations, those of Buyer's records, premises, Contracts and all other documents in Buyer's possession or control that are reasonably requested by Seller and its representatives to inspect and examine the business and affairs of Buyer Common Stock or the Buyer Preferred Stock (as applicable). Buyer will cause its managerial employees, legal counsel and regular independent accountants to be available upon reasonable advance notice to answer questions of Seller and Seller's representatives about the business and affairs of Buyer. No examination by Seller and its representatives will constitute a waiver or relinquishment by Seller of its rights to rely on Buyer's covenants, representations and warranties made herein or pursuant hereto.

5.2. Due Diligence.

(a) Seller covenants and agrees to all of the terms and provisions set forth in this **Section 5.2(a)**. Between the date of this Agreement and the Effective Time, in addition to Buyer's rights provided by **Section 5.1(a)**, Buyer, acting through Buyer's own personnel, legal counsel, accountants and other representatives and agents, shall have the full right to (a) examine the offices, properties, equipment, invoices, customer records, agreement books and records of Seller and of the Seller Subsidiary, (b) meet and discuss the Seller Business and the operations, history and prospects of the Seller Business with representatives and employees of Seller and the Seller Subsidiary and (c) otherwise perform such due diligence review of Seller, the Seller Subsidiary and the Seller Business as Buyer in its sole and absolute discretion deems necessary or appropriate, including a due diligence review of the Contracts, assets, rights, liabilities and Intellectual Property of Seller .

(b) Buyer covenants and agrees to all of the terms and provisions set forth in this **Section 5.2(b)**. Between the date of this Agreement and the Effective Time, in addition to Seller's rights provided by **Section 5.1(b)**, Seller, acting through Seller's own personnel, legal counsel, accountants and other representatives and agents, shall have the full right to (a) examine the offices, properties, equipment, invoices, customer records, agreement books and records of Buyer, (b) meet and discuss Buyer and the operations, history and prospects of Buyer with representatives and employees of Buyer and (c) otherwise perform such due diligence review of Buyer as Seller in its sole and absolute discretion deems necessary or appropriate, including a due diligence review of the Contracts, assets, rights, liabilities and Intellectual Property of Buyer.

5.3. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall maintain the truth and accuracy of the representations and warranties made by such party in this Agreement. Each of the parties hereto shall refrain, and shall cause each Person and Subsidiary controlled by such party to refrain, from any act or omission that would or could render any representation or warranty made by such party not true and accurate at the Closing Date.

5.4. Permits and Approvals. Seller and Buyer will cooperate with each other and use their commercially reasonable best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or that may be reasonably requested by the other party to consummate the transactions contemplated by this Agreement, including under the Securities Act, the Exchange Act and the state Blue Sky Laws.

5.5. Buyer SEC Documents. Buyer covenants that it shall use its best efforts to prepare and file with the SEC all reports, statements and other information required by the Securities Exchange Act of 1934 and the rules and regulations promulgated there under. Buyer shall, prior to any filing or submission, provide Seller with copies of any proposed filing. Buyer shall prepare financial statements for all periods ending prior to the Closing Date and shall cause such financial statements to be unaudited by its independent certified public accountants. Buyer shall bear all expenses of such financial statement preparation and audit.

5.6. Written Consent of the Stockholders of Buyer. Buyer will, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Buyer and as soon as reasonably practicable after the date of this Agreement, obtain the requisite vote of the Stockholders of Buyer by written consent of the Stockholders of Buyer to approve and adopt the Buyer Articles Amendment, this Agreement and the transactions contemplated hereby, including the Stock Sale. The Buyer Articles Amendment shall specify Buyer's new name after the Effective Time.

5.7. Blue Sky Laws. Buyer will take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions that are applicable to the issuance of shares of Buyer Common Stock in connection with the Stock Sale. Seller will use its commercially reasonable best efforts to assist Buyer as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions that are applicable in connection with the issuance of shares of Buyer Common Stock in connection with the Stock Sale.

5.8. Written Consent of the Stockholders of Seller. Seller will, in accordance with applicable Law and the organizational documents of Seller and as soon as reasonably practicable

after the date of this Agreement, obtain the requisite vote of the Stockholders of Seller by written consent of the Stockholders of Seller to approve and adopt this Agreement and the transactions contemplated hereby, including the Stock Sale.

5.9. Conditions. Seller will use its commercially reasonable best efforts to take all actions reasonably necessary or appropriate to cause each condition set forth in **Section 5.13** to be fulfilled on or before the Closing, and Buyer will use its commercially reasonable best efforts to take all actions reasonably necessary or appropriate to cause each condition set forth in **Section 5.14** to be fulfilled on or before the Closing.

CONDITIONS TO CLOSING

5.10. General Conditions. The obligations of the parties to consummate the Stock Sale are subject to the satisfaction of the following conditions:

(a) Stockholder Approvals. This Agreement, including the Stock Sale must have been approved and adopted by the affirmative unanimous vote of the holders of the then-outstanding shares of Buyer Common Stock and by the affirmative vote of the holders of not less than a majority of then-outstanding voting capital stock shares of Seller Common Stock in accordance with the respective Articles of Incorporation and Bylaws of Buyer and Seller and the applicable state Law.

(b) Governmental Approvals. The parties shall have obtained timely from each Governmental Entity all Permits and Approvals (if any) necessary for the consummation of, or in connection with, the Stock Sale and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and state Blue Sky Laws.

5.11. No Restraining Action. No Action will have been instituted or threatened against Buyer or Seller before any Governmental Entity seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

5.12. Conditions to Obligations of Buyer. Unless waived, in whole or part, in writing by Buyer, Buyer's obligations hereunder are subject, before or at the Closing, to the satisfaction of each of the following conditions:

(a) Due Diligence. The results of Buyer's due diligence review or meetings pursuant to **Section 5.2** must have been entirely satisfactory and acceptable to Buyer, as determined by Buyer in Buyer's reasonable discretion.

(b) Representations and Warranties. The representations and warranties of Seller contained in **ARTICLE II** will be true in all material respects at the Closing Date with the same effect as though made at such time. Seller will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or before the Closing Date, and Seller will have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by Seller's Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Seller Material Adverse Effect. There will not have been any Seller Material Adverse Effect since the Seller Interim Balance Sheet Date.

(d) Corporate Proceedings. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated there under, certified by the Chief Executive Officer of Seller, will have been furnished to Buyer.

(e) Transaction Documents. Seller will have executed and delivered the Transaction Documents to which it is a party other than this Agreement.

(f) Approvals and Permits. Buyer must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby (if any).

(g) Seller Financial Statements. Seller shall have delivered to Buyer the Seller Financial Statements and shall have prepared and delivered to Buyer or Buyer's independent auditors all financial information specified in **Section 5.10**.

5.13. Conditions to Obligations of Seller. Unless waived, in whole or part, in writing by Seller, Seller's obligations hereunder are subject, before or at the Closing, to the satisfaction of each of the following conditions:

(a) Due Diligence. The results of Seller's due diligence review or meetings must be satisfactory and acceptable to Seller, as determined by Seller in Seller's reasonable discretion.

(b) Representations and Warranties. The representations and warranties of Buyer contained in **ARTICLE III** will be true in all material respects at the Closing Date with the same effect as though made at such time. Buyer will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or before the Closing Date, and Buyer will have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by Buyer's Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Buyer Material Adverse Effect. There will not have been any Buyer Material Adverse Effect since the Buyer Interim Balance Sheet Date.

(d) Corporate Proceedings. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated there under by Buyer, certified by the Chief Executive Officer and the Secretary of Buyer, shall have been furnished to Seller.

(e) Transaction Documents. Buyer must have executed and delivered the Transaction Documents to which Buyer is a party other than this Agreement.

(f) Approvals and Permits. Seller must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby (if any).

ARTICLE VI
TERMINATION OF OBLIGATIONS

6.1. Termination of Agreement. This Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the close of business on

March 1, 2015, unless extended pursuant to **Section 1.1(c)**, in which case this Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the Closing Date as extended pursuant to **Section 1.1(c)** and otherwise may be terminated at any time before the Closing as follows and in no other manner:

(a) Mutual Consent. By the mutual consent in writing of Buyer and Seller.

(b) Conditions to Buyer's Performance Not Satisfied. By Buyer by written notice to Seller if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in **Section 5.12** or **Section 5.13**.

(c) Conditions to Seller's Performance Not Satisfied. By Seller by written notice to Buyer if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in **Section 5.12** or **Section 5.14**.

6.2. Effect of Termination. If this Agreement is terminated pursuant to **Section 6.1**, then all further obligations of the parties under this Agreement will terminate without further liability of any party to another party; *provided, however*, that each party shall remain liable for all breaches of or inaccuracies in such party's covenants, agreements, representations and warranties hereunder that occurred before the termination of this Agreement. This **Section 6.2** and the obligations of the parties contained in **Sections 8.3** (Confidentiality), **8.4** (Expenses), **8.14** (Governing Law) will survive any termination of this Agreement and remain in full force and effect. A termination under **Section 6.1** will not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

ARTICLE VII
INDEMNIFICATION

7.1. Obligations of the Buyer. The Buyer will indemnify and hold harmless the Buyer Principal Stockholders from and against Losses of the Stockholders of Buyer, directly or indirectly, as a result of, or based on or arising from (a) any material inaccuracy in or material breach or material nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or (b) any third party claim or demand regarding the conduct of the Seller Business before the Closing, whether asserted before or after the Closing. Any payment made by the Buyer to the Stockholders of Buyer in respect of Losses incurred by the Stockholders of Buyer pursuant to this **Section 7.1** will be paid in shares of Common Stock of the Buyer that are issued in connection with the Stock Sale. For purposes of determining the number of shares of Common Stock of the Buyer to be delivered by the Buyer to the Stockholders of Buyer pursuant to this **Section 7.1**

7.2. Procedure.

(a) Any party seeking indemnification with respect to any Loss will give notice to the party required to provide indemnity hereunder on or before the last day of the applicable survival period specified in **Section 8.1**.

ARTICLE VIII
MISCELLANEOUS

8.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the parties set forth in this Agreement will survive the Closing until midnight PST of the day immediately preceding the first anniversary of the Closing Date. The covenants and agreements of the parties set forth in this Agreement shall survive after the Closing and the Effective Time until fully performed.

8.2. Public Announcements. Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will mutually agree on the substance of any such press release or public statement.

8.3. Confidentiality. All information disclosed by any party (or its representatives), whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Person other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) is or hereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties or as otherwise may be required by Law or Legal Requirement or (d) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party will use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by such party or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this **Section 8.3**, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

8.4. Expenses. Except as otherwise provided herein, each of the parties will bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation therefore.

8.5. Notices. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person; (b) by registered, express or certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. A notice will be deemed delivered at the earlier of the date such notice is actually received by a party or three (3) days after such notice is given. Notices must be given at the addresses below, but any party may furnish, from time to time, other addresses for notices to it.

If to Buyer, at:

WRAPmail, Inc.,
445 NE 12TH Ave.,
Fort Lauderdale, FL 33301

If to Seller, at:

Prosperity Systems, Inc.
44 East End Ave
Hicksville, NY 11801

The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above. Delivery of notice to the copied parties above is not notice to Buyer or Seller, as the case may be.

8.6. Further Assurances. Seller will, upon the request of Buyer, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Buyer reasonably requests to render effective the transactions contemplated by this Agreement. Buyer will, upon the request of Seller, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Seller reasonably requests to render effective the transactions contemplated by this Agreement.

8.7. Sections and Other Headings. Sections or other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.8. Integrated Agreement. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties hereto, and no agreements, understandings, restrictions, warranties or representations exist between the parties hereto other than those set forth herein or provided for herein.

8.9. Assignment. No party to this Agreement may assign this Agreement without the prior written consent of the other parties to this Agreement.

8.10. Amendments; Waivers. All parties must approve any amendment to this Agreement. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy or of any other provision of this Agreement.

8.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument.

8.12. Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated herein.

8.13. Severability. If any provision of this Agreement is held to be unenforceable for any reason, then such provision will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

8.14. Governing Law. This Agreement will be governed by and construed in accordance with the internal Law of the State of Florida (without reference to its rules as to conflicts of Law).

8.15. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed or caused to be executed by its duly authorized officer this Agreement to be effective as of the date first written above.

WRAPmail, INC.,
a Florida corporation

By: ______________________
Name: Rolv E. Heggenhougen
Its: Chief Executive Officer

PROSPERITY SYSTEMS, INC.

By: ______________________
Name: Marco Alfonsi
Its: Chief Executive Officer

EXHIBIT A

DEFINITIONS

"Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified Person.

"Agreement" means this Agreement by and among Buyer and Seller, as it may be amended, supplemented or modified from time to time.

"Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

"Articles of Stock Sale" has the meaning set forth in **Section 1.1(c)**.

"Associate" of a Person means:

(i) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or, directly or indirectly, beneficially owns ten percent (10%) or more of any class of equity securities;

(ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

(iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person.

"Buyer" has the meaning set forth in the introduction to this Agreement..

"Buyer Financial Statements" has the meaning set forth in **Section 3.3**.

"Buyer Closing Date Balance Sheet" has the meaning set forth in **Section 3.3**.

"Buyer Competing Transaction" means (i) any Stock Sale, consolidation, share exchange, business combination or other similar transaction involving Buyer, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent (50%) or more of the assets of Buyer, taken as a whole, in a single transaction or a series of transactions, other than in the Ordinary Course of Business.

"Buyer Common Stock" has the meaning set forth in **Recital B**.

"**Buyer Contract**" means any Contract (a) under which Buyer has or may acquire any right, (b) under which Buyer has or may become subject to any obligation or liability or (c) by which Buyer or any of the assets owned or used by Buyer is or may become bound.

"**Buyer Disclosure Schedule**" means the disclosure schedule dated, and delivered by Buyer to Seller on, the date of this Agreement. The Sections of the Buyer Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify only that Section unless it is manifestly evident from such disclosure that it qualifies another Section, in which case it will be deemed to qualify such other Section.

"**Buyer Balance Sheet**" has the meaning set forth in **Section 3.3**.

"**Buyer Material Contract**" means any Contract that would be required to be filed as a material agreement with the SEC under applicable rules of the Exchange Act.

"**Buyer Material Adverse Effect**" means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Buyer in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of Buyer.

"**Buyer SEC Documents**" means all required reports, schedules, forms, statements and other documents filed by Buyer with the SEC.

"**Certificates**" has the meaning set forth in **Section 1.2(c)**.

"**Closing**" has the meaning set forth in **Section 1.1(c)**.

"**Closing Date**" has the meaning set forth in **Section 1.1(c)**.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contract**" means any agreement, contract, obligation, promise, undertaking, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether written or oral and whether express or implied.

"**Effective Time**" has the meaning set forth in **Section 1.1(c)**.

"**Encumbrance**" means any claim, charge, community property interest, condition, equitable interest, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, right of first refusal, rights of others or restriction or any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, Legal Requirement, equity or otherwise, except for any restriction on transfer generally arising under any applicable federal or state securities law.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Agent" has the meaning set forth in **Section 1.2(a)**.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or Legal Requirement.

"Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

"Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

"Indemnified Party" means the party entitled to indemnity under this Agreement.

"Indemnifying Party" means the party obligated to provide indemnification under this Agreement.

"Intellectual Property" means any trade secret, secret process or other confidential or proprietary information or know-how, patent, patent application or any brand name, copyright, trademark, trademark application, service mark, service mark application, trade name, trade dress, URL, moral right, mask work, invention, composition of matter, formula, design or process and all registrations or applications for registration of any of the foregoing.

"IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" with respect to Seller means the actual knowledge of Raaj Kapur Brar after conducting a reasonably comprehensive investigation of the subject matter thereof; "**Knowledge**" with respect to Buyer means the actual knowledge of the directors and executive officers of Buyer after conducting a reasonably comprehensive investigation of the subject matter thereof.

"Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

"Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense

of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

"Stock Sale" has the meaning set forth in **Recital A**.

"Law" has the meaning set forth in **Section 1.1(b)**.

"Option" means that certain option to purchase all of the outstanding capital stock of Fashion Style Magazine, Inc., for fair market value, pursuant to the terms of that certain Option Agreement by and among Buyer, Seller, Fashion Style Mag, Inc., and Rajinder Brar.

"Order" means any award, decision, decree, injunction, judgment, order, ruling, subpoena, assessment, writ or verdict.

"Ordinary Course of Business": An action taken by any Person will be deemed to have been taken in the **"Ordinary Course of Business"** only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation (or its jurisdictional equivalent); (b) the articles or certificate of formation or organization (or substantially similar document) and the operating agreement (or substantially similar document) of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

"Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity, including a Governmental Entity.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller" has the meaning set forth in the introduction to this Agreement.

"Seller Assets" has the meaning set forth in **Section 2.7**.

"Seller Financial Statements" has the meaning set forth in **Section 2.3**.

"Seller Business" means the business of Seller and of the Seller Subsidiaries, if any, and will be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues/income and liabilities.

"Seller Closing Date Balance Sheet" has the meaning set forth in **Section 2.3.**

"Seller Common Stock" has the meaning set forth in **Recital B**.

"Seller Competing Transaction" means (i) any Stock Sale, consolidation, share exchange, business combination or other similar transaction involving Seller, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent (50%) or more of the assets of Seller, taken as a whole, in a single transaction or a series of transactions, other than in the Ordinary Course of Business, (iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined in Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of ten percent (10%) or more of any class of Seller equity or (iv) any public announcement of a proposal, plan or intent to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated by this Agreement.

"Seller Contract" means any Contract (a) under which Seller has or may acquire any right, (b) under which Seller has or may become subject to any obligation or liability or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

"Seller Disclosure Schedule" means the disclosure schedule dated, and delivered by Seller to Buyer on, the date of this Agreement. The Sections of the Seller Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify only that Section unless it is manifestly evident from such disclosure that it qualifies another Section, in which case it will be deemed to qualify such other Section.

"Seller Financial Statements" has the meaning set forth in **Section 2.3**.

"Seller Balance Sheet" has the meaning set forth in **Section 2.3.**

"Seller Balance Sheet Date" has the meaning set forth in **Section 2.3.**

"Seller Material Adverse Effect" means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Seller in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of Seller and the Seller Subsidiaries, if any, taken as a whole.

"Seller Material Contract" means any and all of the following: (a) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of one thousand dollars ($1,000); (b) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of one thousand dollars ($1,000); (c) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by Seller in excess of one thousand dollars ($1,000); (d) each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than one thousand dollars ($1,000) and with terms of less than one year) of Seller.

"Stockholder Certificate" has the meaning set forth in **Section 5.13(g).**

"Stockholders of Buyer" means, collectively, the holders of Buyer Common Stock immediately before the Effective Time (each, individually, a **"Stockholder of Buyer"**).

"Stockholders of Seller" means, collectively, the holders of Seller Common Stock immediately before the Effective Time (each, individually, a **"Stockholder of Seller"**).

"Subsidiary" means, with respect to any Person (the **"Owner"**), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the occurrence of a contingency that has not occurred) are held by the Owner or one or more of the Owner's Subsidiaries.

"Buyer" has the meaning set forth in **Section 1.1(b)**.

"Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital gain, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, all interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

"Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes (as applicable) Seller or Buyer.

"Transaction Documents" means this Agreement and the Articles of Stock Sale.

EXHIBIT B

Buyers Shareholder List

TAX-ID	HOLDER REG 1	HOLDER ADDRESS 1	HOLDER ADDRESS 2	CITY	STATE	ZIP CODE	SHARES
476-78-5606	SUE ALBERTS	4108 S. 147TH PLAZA	SUITE 301	OMAHA	NE	68137	1500
074-56-4690	MARCO ALFONSI	44 EAST AND AVE		HICKSVILLE	NY	11801	9833250
074-56-3252	PAOLO ALFONSI	2457 BELMORE AVE		BELLMORE	NY	11710	154177
074-56-5700	JOANIE ANTONACCI	1 PLAINVIEW RD.,		BETHPAGE	NY	11714	50000
05-0623034	ARTEMIS DEVELOPMENT, INC.	26 TERRACE CIRCLE		GREAT NECK	NY	11021	1000
278-74-0947	SUSAN BLACK	6159 SUNNINGDALE DRIVE		HUDSONVILLE	MI	49426	1500
20-3125796	BROOKSTONE SECURITIES, INC.	2920 DRANE FIELD ROAD		LAKELAND	FL	33811	1000
081-50-7598	LEONARD BUTLER	327 MERRIFIELD AVE		OCEANSIDE	NY	11572	49723
55-0902905	CAPITAL RESOURCES NETWORK, INC	10027 EAST SHEENA DRIVE		SCOTTSDALE	AZ	85260	1000
128-28-9318	MARTIN J. COHEN	4-A LAKEWAY DRIVE		HEALTH	TX	75032	1500
248-48-3630	WALTER CONVERSE	2457 OLD KNOX ROAD		SPARTANBURY	SC	29302	159283
223-08-1953	BRANDON COTTON	509 RYE LANE		DELRAY BEACH	FL	33444	2500
75-2947048	CRESCENT SECURITIES GROUP, INC	8750 N. CENTRAL EXPWY.	SUITE 750	DALLAS	TX	75231	1000
111-52-6939	KEN ECHEVARRIA	2 CARTER DRIVE		MARLBORO	NJ	7746	1250000
77-0718836	EJ GRACE LLC	5517 CHANNEL ISLE DR.		PLANO	TX	75093	1000
27-0924671	ENDEAVOR INSURANCE PARTNERS, LLC	1002ND AVE. SOUTH	STE 300N	ST. PETERSBURG	FL	33701	1000
27-0330230	ENDURANCE EXPLORATION GROUP	100 2ND AVE. SOUTH	SUITE 300N	ST. PETERSBURG	FL	33701	1000
076-345731	GERARO M ENGEHOLM	5226 CHARNWOOD	FOREST CIRCLE	AIKEN	SC	29803	45455
95-4534752	EURO FINANCIAL NETWORK	13661 PERDIDO KEY DR.		PERDIDO KEY	FL	32507	2500
27-1864655	FINANCIAL ADVISORS LEGAL ASSOCIATION,INC	3025 S. PARKER ROAD	SUITE 801	AURORA	CO	80014	1500
280-86-9252	BRIAN FOLLOWELL	1981 INCHCLIFF ROAD		COLUMBUS	OH	43221	2500
246-56-3252	EMILY FOSHEE	422 SHESTERFIELD ROAD		BOGART	GA	30622	50000
163-46-4959	JEFFREY J FRANTZ	7054 BIRCHWOOD DRIVE		SLALTINGTON	PA	18080	730227
32-0028009	GOLDEN GATE CAPITAL PARTNERS , LLC	363 WEST HILLS RD		WEST HILLS	NY	11743	1015800
13-3863700	GR GLOBAL PARTNERS	1 SHINNECOCK CT		CORTLAND MANOT	NY	10567	227275
061-50-0868	BILLY HAMILTON	542 OLD COUNTRY ROAD		PLAINVIEW	NY	11803	1500
47-0731347	INVESTOR CONSULTANTS, INC.	9317 MEYRICK PARK TRAIL		AUSTIN	TX	78717	1500
90-0100895	ISLAND CAPITAL MANAGEMENT LLC	15500 ROOSEVELT BLVD SUITE 301		CLEARWATER	FL	33760	170068
074-56-1652	SHARI JACOBS	485 BELLMORE AVENUE		EAST MEADOW	NY	11554	6479610
508-82-5327	MARTY JENSEN	2920 NEWPORT BEACH BLVD.	SUITE D	NEWPORT BEACH	CA	92663	1500
20-2104384	KACE GROUP, LLC	960 HOLMDEL ROAD	SUITE B2	HOLMDEL	NJ	7733	1500
11-3520324	KLAM, INC.	44 EAST END AVENUE		HICKSVILLE	NY	11801	773529
110-58-6343	RAYMOND LANG	26 KINGSTON AVE.		HICKSVILLE	NY	11801	50000
582133	LOLA BEACH PROPERTIES S.A.	643 ADDISON DRIVE N.E.		ST. PETERSBURG	FL	33716	1000
207-42-8504	BILL LOWDEN	209 GREENTREE CIRCLE		AURORA	OH	44202	1500
51-0494296	MEETING CENTRAL, INC.	422 CHESTERFIELD ROAD		BOGART	GA	30622	1500
090-84-1918	RACHAPAL METHAKUL	15 BARREL LANE		HICKSVILLE	NY	11801	45455
11-6493853	MICHAEL T. STUDER CPA P.C.	18 EAST SUNRISE HIGHWAY		FREEPORT	NY	11520	162356
11-6493583	MICHAEL T. STUDER FAMILY TRUST	18 EAST SUNRISE HIGHWAY	SUITE 311	FREEPORT	NY	11520	100000
110-52-1114	GLENN S. NEWFIELD	45 WEST 45TH STREET	15TH FLOOR	NEW YORK	NY	10036	1500

113-15-2788	CHARLES M. O'ROURKE	2 SWENSON DR		WOODBURY	NY	11797	100000
20-8798523	PARALLEL MARKETING SERVICES	932 N MAITLAND AVE.,	STE B	MAITLAND	FL	32751	1000
13-4309212	PREMIER FUNDING &	1046 E. UNIVERSITY DR.		MESA	AZ	85203	1000
065-60-9866	VINCENT J. ROMOLO	50 BROMPTON ROAD # 2A		GREAT NECK	NY	11021	22728
096-76-3609	ROBBIE ROTH	3702 JULES LANE		WANTAGH	NY	11793	176440
062-54-5305	SUSAN SCHMID	47 LAWRENCE HILL ROAD		HUNTINGTON	NY	11743	2537000
132-72-4514	ERIC SALZO	71 CHERRY LANE		HICKSVILLE	NY	11801	99723
132-72-2361	JOHN SALZO	71 CHERRY LANE		HICKSVILLE	NY	11801	99454
129-50-5515	MUSTAFA DAVID SAYID	408 W. 57TH STREET	SUITE 8E	NEW YORK	NY	10019	1500
104-58-4337	MITCHELL SHAPIRO	762 BARKLEY AVENUE		EAST MEADOW	NY	11554	450174
59-3663073	SPARTAN SECURITIES GROUP, LTD	15500 ROOSEVELT BLVD	SUITE 303	CLEARWATER	FL	33760	1000
52-3663888	STAN TEEPLE INC	2857 SUMTER VALLEY CIR		HENDERSON	NV	89052	1000000
229-43-8872	ROMUALD STONE	2915 ARTHUR ST		HOLLYWOOD	FL	33020	9915122
68-0147451	TFG ADVISORS LLC	2824 N. POWER ROAD	# 113-278	MESA	AZ	85215	250000
33-0018812	THE DIMIRAK COMPANIES	310 ESCONDIDO AVE.		VISTA	CA	92084	1000
65-1025384	VACATION TRAVEL CORP.	3424 4TH STREET NORTH	SUITE J	ST. PETERSBURG	FL	33701	1000
86-1100304	VIBE RECORDS, INC.	824 OLD COUNTRY ROAD	P.O.BOX 8	WESTBURY	NY	11590	1000
066-42-7889	KARL WASHWICK	860 E MAIN ST		RIVERHEAD	NY	11901-7301	272728

59 Holders Qualified Total -->
36,354,077

EXHIBIT C

WrapMail, Inc. Options and Warrants as of 12-31-2014

		Strike Pr. 15-Jul	Cost if Exercised	Issued	Expire
Options:					
Barry Booth	50,000	$1.00	$50,000.00	2006	2016
Sean Guerin	50,000	$1.00	$50,000.00	2006	2016
Britt Sikes	50,000	$1.00	$50,000.00	2006	2016
Joe Hess	50,000	$1.00	$50,000.00	2009	2019
Total options issued per end 01/2014	**200,000**				
Warrants:					
JB Ltd	247,500	$1.00	$247,500.00	2010	2020
Santana Lightships Limited	50,000	$1.00	$50,000.00	2006	2016
Link Zero	10,000	$1.00	$10,000.00	2006	2016
Total Warrants issued per end 01/2014	**307,500**				
Total options and warrants issued 12/31/14	**507,500**				